Exhibit 16(c)(vi)
November 25, 2024Project Mangrove Discussion Materials

Analysis Completed at Request of Special Committee

Ability to Pay Analysis – *Unconstrained Case*

Assumptions

- Illustrative purchase price of $6.17[1] per share would represent a +15% premium to current share price of $5.34
  - Represents implied ***TEV of ~$1,490mm (5.3x '25E EBITDA)***
- Assumes ***$1,173mm of debt*** rolled and ***Revolver drawn*** to cover negative cash flows
  - Revolver with new $600mm capacity at ***S + 275***
  - Existing Term Loan B at ***S + 300***
  - Super-Priority Term Loan at ***S + 700***
- Illustrative transaction close of 12/31/2024
- Minimum $50mm cash balance and $25mm transaction fees
- Management promote of 5.0%
- Exit at ***12/31/30 at 7.0x '30E EBITDA*** ($505mm)

Projected Financials

	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	**$585**	**$579**	**$615**	**$686**	**$776**	**$892**
YoY % Growth		*(1%)*	*+6%*	*+12%*	*+13%*	*+15%*
Adj. EBIT	$106	$119	$142	$192	$202	$268
(Less): Int. Exp.	(97)	(101)	(110)	(115)	(118)	(120)
Pre-Tax Income	**$9**	**$17**	**$32**	**$76**	**$84**	**$147**
(Less): Taxes	(4)	(4)	(7)	(34)	(35)	(47)
Net Income	**$5**	**$13**	**$25**	**$43**	**$48**	**$100**
(Plus): D&A	173	179	186	193	236	238
(Less): Capex	(281)	(339)	(365)	(302)	(324)	(349)
(Less): Δ in NWC	(15)	(0)	(5)	1	(4)	4
Levered FCF	**($117)**	**($146)**	**($159)**	**($65)**	**($44)**	**($7)**
Total Debt	$1,290	$1,436	$1,596	$1,660	$1,705	$1,711
Total Cash	50	50	50	50	50	50
Memo: Adj. EBITDA	*$279*	*$298*	*$328*	*$385*	*$438*	*$505*
Gross Leverage	**4.6x**	**4.8x**	**4.9x**	**4.3x**	**3.9x**	**3.4x**
Net Leverage	**4.4x**	**4.6x**	**4.7x**	**4.2x**	**3.8x**	**3.3x**

Sources

	xEBITDA[2]	*$mm*	*%*
Balance Sheet Cash	0.8x	$206	*12%*
Rolled Debt	4.3x	1,173	*66%*
Sponsor Equity	1.4x	392	*22%*
Total Sources		**$1,771**	***100%***

Uses

	xEBITDA[3]	*$mm*	*%*
Equity Purchase Price	1.9x	$523	*30%*
Rolled Debt	4.2x	1,173	*66%*
Transaction Fees	0.1x	25	*1%*
Mininum Cash	0.2x	50	*3%*
Total Uses		**$1,771**	***100%***

Entry Share Price / Premium to Current

		Required IRR		
		15.0%	17.5%	20.0%
Exit Multiple	5.5x	$4.66 / (13%)	$3.97 / (26%)	$3.39 / (37%)
	6.0x	5.91 / 11%	5.07 / (5%)	4.35 / (19%)
	6.5x	7.16 / 34%	6.17 / 15%	5.32 / (0%)
	7.0x	8.41 / 57%	7.26 / 36%	6.28 / 18%

Source: FactSet as of November 22, 2024.
Note: Dollars in millions, unless share price data.
(1) Illustrative purchase price determined by center of sensitivity. (2) Based on LTM EBITDA. (3) Based on NTM EBITDA.

CENTERVIEW PARTNERS

1

Selected Public Trading Statistics

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology[1]	Broadband Penetration	'25E UFCF[2] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
COMCAST	$253.3	$169.1	+1.0%	31.3%	100%	51%	21.7%	6.6x	n.a.	n.a.
Charter Communications	161.3	62.8	+0.1%	41.6%	100%	55%	19.3%	7.1x	2,792	5,067
LUMEN	22.7	8.2	(3.4%)	28.2%	65% / 35%	12%	(3.1%)	6.4x	5,819[3]	22,878[3]
FRONTIER	17.2	7.1	+2.6%	39.9%	27% / 73%	20%	(10.2%)	7.4x	1,861[4]	6,127[4]
Cable One	4.7	2.4	(1.3%)	54.3%	100%	39%	34.1%	5.6x	1,667	4,717
SHENTEL	1.0	0.7	+15.6%[5]	33.5%	30% / 70%	33%	n.a.	8.2x	1,936	6,235
Mean	**$76.7**	**$41.7**	**+2.4%**	**38.1%**		**35.0%**	**12.4%**	**6.9x**	**$2,815**	**$9,005**
Median	**$19.9**	**$7.7**	**+0.5%**	**36.7%**		**36.0%**	**19.3%**	**6.8x**	**$1,936**	**$6,127**

Memo: Mangrove On Date of Initial Public Proposal

	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology	Broadband Penetration	'25E UFCF % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Consensus[6]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	25%	8.4%	4.5x	$632	$2,499
Mgmt. Plan[7]			(4.5%)	49.6%			11.0%	4.3x		

Cable Fiber Copper

Source: Mangrove Management Plan and FactSet as of 11/22/24.

Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 11/22/24 for Lumen.
(1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) Represents Fiber metrics. (4) Includes only Fiber enterprise value. Fiber LTM EBITDA disclosed as 65% of total EBITDA, which is used to calculate Copper EBITDA. Copper business valued at 5.0x LTM Copper EBITDA. (5) Reflects 2025E YoY growth due to lack of 2026E estimates. (6) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 3/31/24. (7) Based on Mangrove Management Plan received by Centerview on 11/12/24.

CENTERVIEW PARTNERS
2

Analysis Completed at Request of Special Committee

Benchmarking Recent Transaction Targets and Mangrove

	Acquiror / Target	BCE / Ziply Fiber	Verizon / Frontier	Mangrove
Operational	'24E Fiber Homes Passed Growth	+16%	+18%(1)	+149%
	'24E Fiber Subscriber Growth	+22%	+19%(2)	+270%
	% of Homes Passed with Fiber in Base Plan	~85%	~65%	~3%
	Fiber Penetration	28%	45%	11%
	'25-28E Revenue Growth	WholeCo: +21% Consumer Fiber: +38%	WholeCo: +3% Consumer Fiber: +23%(2)	WholeCo: +5% Consumer Fiber: +84%
	% Revenue from Consumer Fiber	52%	55%	~1%
	'25-28E EBITDA Growth	+29%	+11%	+8%
	'25E EBITDA Margin	49%	40%	50%
Valuation	EV / EBITDA	14.3x(3) Growth Adjusted: 0.5x	9.2x Growth Adjusted: 0.8x	n.a.
	EV / Fiber Homes Passed	$3,846	$2,778	n.a.
	EV / Residential Fiber Subscriber	~$15,000	$9,091	n.a.

High value due to nascency of fiber build

~8% by 2027

"Other" revenue not all created equally (i.e. components of wholesale business, nature of enterprise v. SMB)

Source: Company filings, Wall Street research, and Mangrove management as of November 12, 2024.
(1) Reflects 2024E management guidance.
(2) Reflects Q2'24 YoY growth.
(3) Includes run-rate synergies and tax attributes.

Centerview Partners 3